EXHIBIT 10.1

MIX 1 Life, Inc.

C/O Zouvas Law Group, P.C. – 3990 Old Town Avenue, Suite C102 - San Diego, CA 92110

Phone (619) 688-1715 - Fax (619) 688-1716

February 26, 2015

Shadow Beverage and Snack, LLC

4650 East Cotton Center Blvd., ARE 240

Phoenix, AZ 85040 - United States

Re: Letter of Intent to Acquire the “No Fear” Brand Asset

This binding letter confirms our mutual intention to enter into a business transaction (the "Transaction") on the terms set forth below. This letter is intended to create legally binding obligations, including paragraphs 4, 6 and 7 which are separately enforceable and will serve as the basis for negotiating a more formal agreement leading to the completion of the Transaction.

1. The Transaction

1.1

Structure: This Transaction is contemplated an asset acquisition, whereby Mix 1 Life, Inc. (hereinafter “Mix 1”) purchases the “No Fear” brand asset (“No Fear”) from Shadow Beverage and Snack, LLC (hereinafter “Shadow”) in exchange for shares of Mix 1. The parties will jointly determine the optimum closing structure for the Transaction in order to best satisfy regulatory and other considerations.

1.2	Purchase: The purchase price (hereinafter (“Purchase Price”) will be $12,000,000.00 USD.

1.3

Terms and conditions: The definitive agreement under which the parties will agree to carry out the Transaction (the "Transaction Agreement") will contain provisions that are customary for a transaction of this nature, and will include (but not be limited to) representations and of both Shadow and Mix 1 (and the Shadow principal shareholders), including Mix 1's status as a reporting issuer with the U.S. Securities and Exchange Commission Exchange (the "SEC"). The Closing conditions in favor of both Mix 1 and Shadow will include the following:

(a)	Execution of all required regulatory approvals execution of the Acquisition; and

(b)	Approvals of the boards of directors of Shadow and Mix 1 and shareholders of Shadow as required; and

(c)	Obtaining all required consents of third parties; and

(d)	All representations in the Acquisition Agreement being accurate as of the Closing of the Acquisition; and

(e)	Notice of completion of substantial due diligence and board approval by both parties by March 15, 2015; and

(f)	Closing of Acquisition by March 31, 2015.

2. Due Diligence

Once all parties have signed this letter, the due diligence teams of Shadow and Mix 1 will commence due diligence investigations on the other entity. Shadow and Mix 1 will give the other full access to all of its (i) books, records, business plans, financial and operating data and all other information; (ii) assets and operations; including but not limited to all intellectual property assets, both current and pending, in regards to patents, trademarks, and licenses.

3. Definite Agreement

Upon the satisfactory completion of diligence by Shadow and Mix 1, the parties shall negotiate the terms of the written Acquisition Agreement, acting reasonably and in good faith, with a view to executing the agreement on or before March 31, 2015. No oral agreements shall be enforceable under this agreement.

4. Standstill

During the period from the satisfactory completion of diligence until this term sheet is either superseded by the Acquisition Agreement or terminated, Shadow agrees that it will not solicit offers or have discussion with any third parties regarding its sale of its “No Fear” asset.

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5. Acquisition Costs

Each of the parties will be responsible for their own costs (including, but not limited to, accounting, legal and other professional or consulting fees and expenses) incurred by it in connection with the Acquisition contemplated.

6. Publicity

Neither party will make any announcement, issue any press release or otherwise disclose the existence of this term sheet, without the prior written consent of the other party. Shadow acknowledges that, as a reporting issuer, Mix 1 will be required to give public disclosure about the Acquisition and as such provides its consent for any required disclosure.

7. Confidentiality Agreement

Each party agrees that any information provided to the other in connection with the negotiation and entering into of the agreements for the Acquisition will be maintained in confidence, will not be disclosed to any other party, other than each party's respective professional advisors, except where disclosure is compelled by applicable law and will not be used by the party for any purpose other than the evaluation and completion of the Acquisition.

8. General

This letter will be governed by and construed in accordance with the laws of Nevada. Mix 1 and Shadow submit to the jurisdiction of the courts of Nevada with respect to any matters arising out of this letter. This letter will not constitute an offer capable of acceptance. Upon the written confirmation of the general terms and conditions set out in this letter by the parties to whom it is addressed, it will constitute a legally binding memorandum of understanding between the Parties with respect to the principal terms and conditions to be included in a more formal agreement.

This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together shall constitute one and the same instrument.

THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK

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Agreed and confirmed this 26th day of February, 2015.

Shadow Beverage and Snack, LLC.

By:	/s/ George Martinez	Date: 2/26/15
George Martinez
President

Agreed and confirmed this 26th day of February, 2015.

Mix 1 Life, Inc.

By:	/s/ Cameron Robb	Date: 2/26/15
Cameron Robb
CEO

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